EXHIBIT 5.1

[LETTERHEAD OF WALLER LANSDEN DORTCH & DAVIS, LLP]

December 17, 2010

Tennessee Commerce Bancorp, Inc.

381 Mallory Station Road, Suite 207

Franklin, Tennessee 37067

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Tennessee Commerce Bancorp, Inc., a Tennessee corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended, relating to the registration of (i) 80,000 shares (the “Shares”) of Company common stock, $0.50 par value per share, reserved for issuance by the Company pursuant to the Tennessee Commerce Bancorp, Inc. Deferred Compensation Plan (the “Plan”), and (ii) $1,000,000 of unsecured obligations of the Company to pay deferred compensation in accordance with the terms and conditions of the Plan (the “Deferred Compensation Obligations”). As such counsel and in connection with the foregoing, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

The opinions expressed herein are limited to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the laws of the State of Tennessee, and we express no opinion as to the effect of the laws of any other jurisdiction.

Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that:

(i)            The Shares have been duly authorized and, when issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

(ii)           The Deferred Compensation Obligations have been duly authorized and, when incurred in accordance with the terms and conditions of the Plan, will be valid, binding and legal obligations of the Company, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in equity or at law).

(iii)          The Plan is exempt from Parts 2, 3, and 4 of Subtitle B of Title I of ERISA (respectively, requirements regarding participation and vesting, funding, and fiduciary responsibility), and the plan document complies with the provisions of ERISA from which such plans are not exempt, including Part 5 of Subtitle B of Title I of ERISA (requirements regarding administration and enforcement).

We have assumed that the Company has established and will maintain the Plan primarily for the purpose of providing compensation to a select group of management or highly compensated employees, as determined under Sections 201(2), 301(3), and 401(1) of ERISA. Accordingly, but without limitation of the previous sentence, we express no opinion as to whether the employees and other persons who are eligible to participate in the Plan constitute a select group of management or highly compensated employees or whether the Plan will be considered “funded” for purposes of ERISA, which are factual issues depending upon the facts and circumstances in existence from time to time.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP